Exhibit 10.01
ALPHABET INC.
AMENDED AND RESTATED 2021 STOCK PLAN
ALPHABET RESTRICTED STOCK UNIT AGREEMENT
This Alphabet Restricted Stock Unit Agreement (the “Agreement”) is entered into as of [DATE] (the “Grant Date”) by and between [NAME] (the “Participant”) and Alphabet Inc., a Delaware corporation (“Alphabet”, and together with its Subsidiaries, the “Company”).
I.GRANT OF AWARD
Alphabet has granted the Participant an award of Alphabet restricted stock units (the “GSUs”) pursuant to the Alphabet Inc. Amended and Restated 2021 Stock Plan (the “Plan”). Each GSU represents the right to receive one share of Capital Stock, subject to the terms and conditions of the Plan and this Agreement, including any special terms and conditions for the jurisdiction in which the Participant resides contained in Exhibit A or any other appendix hereto (the “Appendix”). Certain details of the GSUs, specifically the number of GSUs and the vesting schedule of the GSUs (collectively, the “GSU Details”) are accessible to the Participant through the Participant’s brokerage account and the GSU Details are hereby incorporated into this Agreement by reference. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.
II.TERMS OF GSUs
1.Vesting of GSUs.
(a)In General. Except as otherwise provided in subsection (b) below, the GSUs will vest in accordance with the vesting schedule set forth in the GSU Details, subject to the Participant’s continued employment with, or service to, the Company on each applicable vesting date. In the event the Participant ceases to be employed by, or ceases to provide services to, the Company for any reason except his or her death (as set forth in subsection (b) below), if applicable, all of the then outstanding and unvested GSUs will be forfeited effective as of the date that the Participant ceases to be employed by, or ceases to provide services to, the Company (the “Termination Date”) and the Participant will have no further rights to such unvested GSUs. Unless and until the GSUs have vested, the Participant will have no right to the delivery of any shares of Capital Stock pursuant thereto and prior to the actual delivery of the shares of Capital Stock pursuant to the GSUs, the GSUs represent an unfunded, unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
(b)Death of Participant. In the event that the Participant ceases to be employed by, or ceases to provide services to, the Company as a result of the Participant’s death, then (i) all of the then outstanding and unvested GSUs shall immediately vest as of the Termination Date, and (ii) any delivery of shares of Capital Stock to be made to the Participant under this Agreement will be made to the Participant’s designated beneficiary, provided, that, such beneficiary has been designated prior to the Participant’s death; in the absence of any such effective designation, the shares will be delivered to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish Alphabet with (A) written notice of his or her status as transferee, (B) a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (C) an agreement by the transferee to comply with all the terms and conditions of the GSUs that are or would be applicable to the Participant and to be bound by the acknowledgments made by the Participant hereunder. Delivery of the shares of Capital Stock pursuant to the GSUs will be made as soon as practicable following the Termination Date but in no event later than thirty (30) days following such date.
2.Settlement of GSUs. Settlement of vested GSUs shall occur as soon as practicable following the applicable vesting date, but in no event later than thirty (30) days following such vesting date. Alphabet will settle the vested GSUs by issuing (either in book-entry form or otherwise) to the Participant (or the Participant’s beneficiary or estate, in the event of the Participant’s death), one share of Capital Stock for each vested GSU, subject to satisfaction of all applicable Tax-Related Items, as described in Section 4 below.
3.Leaves of Absence. Vesting of the GSUs during any leave of absence of the Participant shall be subject to the terms and conditions of the leaves of absence policy governing such GSUs for the Participant’s country, as may be amended from time to time.
4.Taxes.
(a)Liability for Tax-Related Items. The Participant acknowledges that the Participant is ultimately liable and responsible for any and all income taxes (including federal, state and local income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the GSUs, regardless of any action the Company takes with respect to such Tax-Related Items. The Participant further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the GSUs, including the grant, vesting and settlement of the GSUs, the subsequent sale of shares of Capital Stock acquired upon settlement of the GSUs and the receipt of any dividends and/or dividend equivalents and (ii) does not commit, and is under no obligation, to structure the terms of the GSUs or any aspect of the GSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no portion of the GSUs will be settled unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to such portion of the GSUs; provided, that, if the Participant fails to make satisfactory arrangements with respect to such taxes within two and one half (2.5) months following the end of the calendar year in which the applicable vesting date occurs, then the applicable portion of the GSUs shall be forfeited.

(i)Unless the Participant is a director or executive officer (within the meaning of Section 16 of the Exchange Act and the regulations thereunder) of Alphabet (each, a “Section 16 Person”) at the time that the GSUs, or a portion thereof, are settled, the Committee may use any method permitted by the Plan to satisfy the federal, state and local withholding tax requirements attributable to the GSUs, or portion thereof, being settled; and
(ii)If the Participant is a Section 16 Person at the time that the GSUs, or a portion thereof, are settled, then the Committee shall, pursuant to such procedures as it may specify from time to time, withhold a number of shares of Capital Stock otherwise issuable upon settlement of the GSUs, or portion thereof, having an aggregate Fair Market Value sufficient to satisfy the federal, state and local withholding tax requirements attributable to the GSUs, or such portion thereof, but not greater than the withholding obligations, as determined by the Committee in its discretion; provided, that, the Committee hereby reserves the discretion to amend this Agreement by notice to the Participant and without obtaining the Participant’s consent, to allow the Committee to use any one or more methods permitted by the Plan to satisfy the federal, state and local withholding tax requirements attributable to the GSUs, or portion thereof, being settled.
5.Rights of the Participant.
(a)Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of Alphabet in respect of any shares of Capital Stock deliverable pursuant to the GSUs (except as expressly provided in Section 5(b) with respect to dividend equivalent rights) unless and until such shares of Capital Stock have been issued on the records of Alphabet or its transfer agents or registrars. After such issuance, the Participant will have all the rights as a stockholder of Alphabet with respect to such shares of Capital Stock.
(b)Dividend Equivalent Rights. Notwithstanding Section 5(a) above, in the event that any dividend or other distribution is declared and paid on shares of Capital Stock after the Grant Date (the date of such dividend or other distribution, the “Dividend Payment Date”), dividend equivalents in the form of additional GSUs shall be credited to the Participant. The number of additional GSUs to be credited as dividend equivalents to such Participant shall be determined (x) to the extent the dividend or other distribution is in the form of cash, by dividing (A) the product of (i) the total number of outstanding and unsettled GSUs held by the Participant immediately prior to the Dividend Payment Date, and (ii) the per-share amount of the dividend paid on shares of Capital Stock on the Dividend Payment Date, by (B) the Fair Market value of a share of Capital Stock on the Dividend Payment Date and (y) to the extent the dividend is in the form of Capital Stock, by multiplying (x) the total number of unvested GSUs held by the Participant immediately prior to the Dividend Payment Date and (y) the number of shares of Capital Stock paid as a dividend per share of Capital Stock. Any additional GSUs credited to the Participant under this Section 5(b) as dividend equivalents shall be subject to the restrictions and conditions that apply to the GSUs with respect to which such additional GSUs are credited and will vest if and when the underlying GSU vests. If the underlying GSU does not vest or is otherwise forfeited, any additional GSUs credited under this Section 5(b) with respect to the underlying GSU will also fail to vest and be forfeited. Notwithstanding anything herein to the contrary, the Committee may specify an alternative form of dividend equivalents from that specified herein with respect to any such dividend or other distribution.
6.No Special Employment Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment by, or service to, the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the Grant Date. The grant of the GSUs is at the sole discretion of Alphabet and does not create any contractual or other right to receive future awards of GSUs, or benefits in lieu of GSUs, even if GSUs have been awarded to the Participant repeatedly in the past.
7.GSUs Not Transferable. Except to the limited extent provided in Section 1(b) above, the GSUs and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way by the Participant (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise transfer the GSUs, or any right or privilege conferred hereby, and any attempted sale under any execution, attachment or similar process, shall be void and unenforceable against the Company.
8.Modification; Entire Agreement; Waiver. No modification of any provision of this Agreement which reduces the Participant’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, including the Appendix and the GSU Details, together with the Plan, represent the entire agreement between the parties with respect to the GSUs. The failure of Alphabet to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. Alphabet reserves the right, however, to the extent Alphabet deems necessary or advisable in its sole discretion, to unilaterally alter or modify the terms of the GSUs set forth in this Agreement in order to ensure that the GSUs either qualify for exemption from, or comply with, the requirements of Section 409A of the Code (“Section 409A”); provided, however that the Company makes no representations that the GSUs will be exempt from, or will comply with, the requirements of Section 409A.
9.Binding Agreement. Subject to the limitation on the transferability of the GSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
10.Additional Conditions to Issuance of Shares of Capital Stock. Alphabet shall not be required to issue any shares of Capital Stock hereunder prior to fulfillment of all of the following conditions: (a) the completion of any registration or other qualification of such shares of Capital Stock under any federal, state or local law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body, or under any stock exchange on which the shares of Capital Stock are listed for trading, which the Committee shall, in its absolute discretion, deem necessary or advisable; (b) the obtaining of any approval or other clearance from any federal, state or local governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (c) the lapse of such reasonable period of time not to exceed thirty (30) days following the applicable vesting date of any portion of the GSUs as the Committee may establish from time to time for reasons of administrative convenience.
11.Plan Governs. This Agreement is subject in all respects to all terms and provisions of the Plan and the Plan document is hereby incorporated into this Agreement. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will control.
12.Policy Against Insider Trading. By accepting the GSUs, the Participant acknowledges that (a) a copy of Alphabet’s Policy Against Insider Trading (the “Trading Policy”) has been made available to the Participant, (b) the Participant has had an opportunity to review the Trading Policy and (c) the Participant is bound by all the terms and conditions of the Trading Policy.
13.Committee Authority. The Committee has full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and this Agreement and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other interested persons.
14.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.
15.Severability. In the event that any provision in this Agreement is held to be invalid or unenforceable for any reason, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
16.Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.
17.Section 409A Compliance. It is intended that the Plan and the Agreement comply with, or be exempt from the requirements of Section 409A and any related guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the U.S. Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment with, or service to, the Company for purposes of this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

18.Employee Data Privacy Consent.
(a)The Company is located at 1600 Amphitheatre Parkway, Mountain View, CA 94043, U.S.A., and grants employees of the Company and its affiliates GSUs, at the Company’s sole discretion. If the Participant would like to be eligible to participate in the Plan, the Participant should review and accept the following information about the Company’s data processing practices.
(b)Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of stock or directorships held in the Company, and details of all GSUs cancelled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s employer. If the Company offers the Participant a grant of GSUs under the Plan, then the Company will collect the Participant’s personal data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be his or her consent.
(c)Stock Plan Administration Service Providers. The Company may transfer personal data to third parties which assist the Company with the implementation, administration and management of the Plan, including Charles Schwab & Co., Inc., Morgan Stanley Smith Barney, LLC, and/or such other third parties as may be selected by the Company. In the future, the Company may select a different service provider and disclose the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Capital Stock. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.
(d)International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from those of the United States. The Company’s legal basis for the transfer of personal data is the Participant’s consent.
(e)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. When the Company no longer needs the personal data, the Company will remove it from its systems to the fullest extent reasonably practicable. If the Company keeps data longer, it would be to satisfy legal, tax or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
(f)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant may not be able to participate in the Plan. This would not affect the Participant’s salary from or employment with the Participant’s employer; the Participant would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (a) request access to or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in the Participant’s country, and/or (g) request a list with the names and addresses of any potential recipients of personal data. To receive clarification regarding the Participant’s rights or to exercise your rights, please contact gem-help@google.com.
(h)Additional Consents. Upon request of the Company or the Participant’s employer, the Participant agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Participant’s employer) that the Company and/or the Participant’s employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future.  The Participant understands and agrees that the Participant may not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Participant’s employer.
(i)Supplemental Notice at Collection for California Residents. The following additional disclosures are addressed and only apply to a Participant who resides in California. The categories of personal information that the Company collects from the Participant correspond with the following categories of “personal information” as defined in the California Consumer Privacy Act ("CCPA"): identifiers; any information that identifies, relates to, describes, or is capable of being associated with, a particular individual; characteristics of protected classifications under California or federal law (namely, age); commercial information; and professional or employment related information. The Company collects from the Participant the following category of “sensitive personal information” as defined in the CCPA: social security, driver’s license, state identification card and/or passport number. The Company does not use such sensitive personal information to infer characteristics about the Participant and only uses such sensitive personal information for the purposes referenced in subsection 1798.121(a) of the CCPA. The Company does not “sell” or “share” the Participant’s “personal information” as the CCPA defines these terms. The Company's CCPA Privacy Policy is available at go/epp.
19.Appendix. Notwithstanding any provisions in this Agreement, if the Participant resides outside of the United States, certain additional general terms and conditions as set forth in the Appendix will apply to the Participant. In addition, the GSUs shall be subject to any special terms and conditions set forth in the Appendix for the jurisdiction in which the Participant resides and/or works. If the Participant relocates from the United States to a country outside the

United States or relocates between the jurisdictions specified in the Appendix, the additional general and special terms and conditions, as applicable, will apply to the Participant, to the extent that Alphabet determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
20.Acceptance. If the Participant has not affirmatively accepted or rejected the GSUs through the Company’s designated online acceptance procedure prior to the first scheduled vesting date of the GSUs, the Participant will be deemed to have accepted the GSUs and the terms and conditions applicable to the GSUs as set forth in the Plan and this Agreement (including the GSU Details and the Appendix). If the Participant rejects the GSUs, the GSUs will be cancelled and no benefits from the GSUs nor any compensation or benefits in lieu of the GSUs will be provided to the Participant.